Exhibit 99.1

AiAdvertising Reports Third Quarter 2022 Financial Results

SAN ANTONIO, TX – November 17, 2022 – AiAdvertising, Inc. (OTC: AIAD), a next-generation AdTech company focused on harnessing the power of artificial intelligence (AI) and machine learning (ML) to eliminate waste and maximize the return on digital ad spend, has reported its financial and operational results for the third quarter ended September 30, 2022.

Key Third Quarter and Subsequent 2022 Highlights and Business Update

●	Revenue for Q3’22 was $1.9 million, an increase of 4% from Q3’21 and a sequential increase of 19% from Q2’22.

●	Platform License (SaaS) revenues for the nine months ended September 30, 2022, increased by 817% to $0.5 million.

●	Signed a multi-million-dollar agreement with GloriFi, a pro-America, mission-driven technology company.

●	Achieved early success with BioHarvest Sciences for its first commercialized blood flow superfood supplement VINIA, with AiAdvertising delivering 48% higher return on ad spend (ROAS).

●	Announced early success in helping drive the expansion stage of Act! CRM, driving thousands of new qualified leads

●	Appointed Jerry Hug as Chairman and CEO, a finance and technology industry veteran and driving force behind the creation of the CPP

●	Engaged MZ Group to lead strategic investor relations and shareholder communications program

●	Rebranded as a next generation Ad-Tech company developing proprietary software.

●	Successfully launched V1 of our flagship solution – The Campaign Performance Platform – the industry’s first Cloud-hosted campaign management solution to leverage Artificial Intelligence and Machine Learning

●	Filed provisional patents to protect the uniqueness of our invention

Management Commentary

“During the third quarter of 2022 we continued to make significant progress in our transition from operating as an agency with inconsistent and unpredictable revenue to a SaaS platform solution with scalable and predictable, monthly recurring revenue,” said Jerry Hug, Chairman and CEO of AiAdvertising. “We signed two new platform license agreements for a total of 11 since the beginning of the year, now totaling more than $0.75 million in annualized revenue. We believe AiAdvertising can continue to scale our platform with direct-to-consumer brands that are looking to deploy large budgets at scale without having to add headcount. We are seeing growing demand for our Campaign Performance Platform (CPP) as the industry is beginning to shift toward solutions leveraging AI.

“The quarter was highlighted by a multi-million dollar and largest contract to date with GloriFi to empower its launch. In Q1 2023 GloriFi will leverage our CPP to build upon its hugely successful soft launch. This partnership represents the ideal opportunity for us to showcase the efficiencies of our platform to direct-to-consumer brands that are looking to utilize our proprietary platform to deploy large budgets when companies are ready to scale. Also, initial performance with VINIA have led to a month-over-month increase in BioHarvest’s budget and has helped drive triple digit revenue growth for VINIA sales in the third quarter. We most recently announced early success in helping drive the expansion stage of Act! Software. Act! is yet another successful example of how we are becoming the platform of choice for performance driven CMO’s providing an end-to-end solution which harnesses the power of AI.

“To support AiAdvertising’s growth we announced a rebranding effort, including the launch of a new corporate website, emphasizing the strength of our innovative brand in the advertising technology industry. This new branding and evolving positioning perfectly illustrate our growing ambition, and this initiative will help us continue to scale. This initiative includes an upcoming refresh to the investor relations section of our website to better reflect our messaging and better communicate with the investment community. As well, during the quarter I was privileged to be appointed Chairman and CEO.

“As a significant part of these initiatives we engaged MZ Group, a global IR firm, to lead a comprehensive strategic investor relations and financial communications program across all key markets to communicate the potential of our revolutionary Campaign Performance Platform and help build long-term value for our shareholders.

“Looking ahead, we have an enormous opportunity in front of us to leverage artificial intelligence and machine learning to develop a comprehensive solution that marketers can come to rely on. We have cemented our status as one of the most innovative, efficient, and advanced solutions and as a clear market leader in the rapidly emerging SaaS in the AdTech category. We continue to work to position the Company for long-term growth and refocus efforts towards SaaS, which we believe will provide long term value for our shareholders,” concluded Hug.

Third Quarter 2022 Financial Results

Revenue for the three months ended September 30, 2022, and 2021 was $1.9 million and $1.8 million, respectively, an increase of 4%, and an increase of 19% from $1.6 million three months ended June 30, 2022. Revenue for the nine months ended September 30, 2022, and 2021 was $4.7 million and $5.3, respectively, a decrease of 12%. The decrease was primarily due to the sale of the Company’s non-core web hosting business. The Platform License segment revenues for the nine months ended September 30, 2022, increased by 817% to $0.5 million.

Gross Profit for the third quarter of 2022 was $0.1 million, or 3% of revenues as compared to gross profit of $0.4 million, or 22% of revenues for the year ago period. Gross profit decreased primarily due to the cost associated with building our sales team.

Total operating expenses for three months ended September 30, 2022, were $2.1 million, compared to $1.1 million in the prior year’s quarter.

Operating activities for continuing operations used $4.2 million in net cash for the nine months ended September 30, 2022 compared to $3.3 million for the nine months ended September 30, 2021.

Net loss for the quarter ended September 30, 2022 was $2.0 million, as compared to a net income of $0.4 million in 2021. Net loss increased in the third quarter as compared to the same period last year primarily due to stock option evaluation credit adjustment in interest expense related to common stock offering during the year end December 31, 2021, a shift in revenue, partially offset by increase in salaries and SG&A expenses, and amortization.

Cash and cash equivalents totaled $0.2 million at September 30, 2022, as compared to $3.4 million at September 30, 2021.

Jerry Hug added, “As of November 15, 2022, we believe that our existing cash, together with $1.1 million in short term receivables and $9.2 million that currently remains available under our $10.0 million Equity Line of Credit with GHS Investments LLC (“GHS”) will be sufficient to meet our anticipated capital requirements to fund planned operations.”

About AiAdvertising

AiAdvertising, Inc. (OTC: AIAD) is a next-generation AdTech company focused on harnessing the power of artificial intelligence (AI) and machine learning (ML) to eliminate waste and maximize the return on digital ad spend.

Our flagship product, the Campaign Performance Platform, is a subscription-based, end-to-end Ad Management solution. The platform empowers brands and agencies to easily target, predict, create, scale, and measure hyper-personalized campaigns.

For more information about the Company, please visit www.AiAdvertising.com or our LinkedIn or Twitter pages.

Forward-Looking Statements

This press release may contain “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are included in our filings with the Securities and Exchange Commission, including the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required under applicable law.

Contacts:

Investor Contact:

Larry Holub/Chris Tyson

312-261-6412

AIAD@mzgroup.us

www.mzgroup.us

AIADVERTISING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$194,576	$3,431,455
Accounts receivable, net	652,318	497,422
Costs in excess of billings	22,940	27,779
Prepaid and other current Assets	132,298	182,427
TOTAL CURRENT ASSETS	1,002,132	4,139,083

PROPERTY & EQUIPMENT, net	109,612	114,249
RIGHT-OF-USE ASSETS	182,467	66,369

OTHER ASSETS
Lease deposit	8,939	9,800
Goodwill and other intangible assets, net	20,202	20,202
TOTAL OTHER ASSETS	29,141	30,002

TOTAL ASSETS	$1,323,352	$4,349,703

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$1,551,206	$791,727
Accounts payable, related party	10,817	10,817
Accrued expenses	56,693	72,158
Operating lease liability	27,302	66,369
Deferred revenue and customer deposit	788,064	491,635
TOTAL CURRENT LIABILITIES	2,434,082	1,432,706

LONG TERM LIABILITIES
Capital lease obligation, long term	155,165	-
TOTAL LONG TERM LIABILITIES	155,165	-

TOTAL LIABILITIES	2,589,247	1,432,706
COMMITMENTS AND CONTINGENCIES (see Note 14)

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 5,000,000 Authorized shares:
Series B Preferred stock; 25,000 authorized, 18,025 shares issued and outstanding;	18	18
Series C Preferred Stock; 25,000 authorized, 14,425 shares issued and outstanding;	14	14
Series D Preferred Stock; 90,000 authorized, 86,021 and 90,000 shares issued and outstanding;	86	86
Series E Preferred stock; 10,000 authorized, 10,000 shares issued and outstanding;	10	10
Series F Preferred stock; 800,000 authorized, zero and 2,413 shares issued and outstanding;	-	-
Series G Preferred stock; 2,600 authorized, 2,597 shares issued and outstanding;	3	3
Common stock, $0.001 par value; 10,000,000,000 and 2,000,000,000 authorized shares; 1,145,958,101 and 1,007,953,473 shares issued and outstanding, respectively	1,145,967	1,055,566
Additional paid in capital	49,030,647	46,667,049
Common stock payable, consisting of 5,000,000 and 2,278,481 shares valued at $0.1128 and $0.001 respectively	566,278	564,000
Accumulated deficit	(52,008,918)	(45,369,749)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(1,265,895)	2,916,997

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$1,323,352	$4,349,703

AIADVERTISING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

REVENUE	$1,850,456	$1,779,848	$4,668,744	$5,327,648

COST OF REVENUE	1,788,484	1,381,612	4,952,104	3,660,895
Gross Profit	61,972	398,236	(283,360)	1,666,753

OPERATING EXPENSES
Salaries and outside services	1,125,497	377,101	3,249,006	2,503,342
Selling, general and administrative expenses	950,096	711,261	3,104,153	3,056,191
Depreciation and amortization	9,413	9,801	27,847	32,170
TOTAL OPERATING (INCOME) EXPENSES	2,085,006	1,098,163	6,381,006	5,591,703

INCOME (LOSS) FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	$(2,023,034)	$(699,927)	$(6,664,366)	$(3,924,950)

OTHER INCOME (EXPENSE)
Gain (loss) on extinguishment of debt	-	186,803	-	282,418
Gain (loss) forgiveness of PPP Loan	-	-	-	-
Gain (loss) on Sales of Discontinued Operations	-	-	25,197	226,769
Interest expense	-	931,073	-	(3,155,424)
TOTAL OTHER INCOME (EXPENSE)	$-	$1,117,876	$25,197	$(2,646,237)

INCOME/(LOSS) FROM OPERATIONS BEFORE PROVISION FOR TAXES	$(2,023,034)	$417,949	$(6,639,169)	$(6,571,187)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS BEFORE PROVISION FOR TAXES	$-	$1,919	$-	$73,614

PROVISION (BENEFIT) FOR INCOME TAXES	-	-	-	-

NET INCOME/(LOSS)	$(2,023,034)	$419,868	$(6,639,169)	$(6,497,573)

PREFERRED DIVIDENDS	-	-	-	12,525

NET INCOME/(LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,023,034)	$419,868	$(6,639,169)	$(6,510,098)

NET LOSS PER SHARE
BASIC	$(0.00)	$(0.00)	$(0.01)	$(0.01)
DILUTED	$(0.00)	$(0.00)	$(0.01)	$(0.01)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	1,134,900,469	1,006,211,885	1,108,436,079	931,985,669
DILUTED	1,134,900,469	1,006,211,885	1,108,436,079	931,985,669

AIADVERTISING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continued operations	$(6,639,169)	$(6,571,187)

Adjustment to reconcile net loss to net cash (used in) operating activities
Bad debt expense	(1,150)	(2,274)
Depreciation and amortization	27,847	32,170
Finance charge, related party	-	2,820,000
Amortization of Debt Discount	-	274,992
Gain on settlement of debt	-	(282,418)
Gain on forgiveness of PPP loan	-	-
Gain on Sale of Discontinued Operations	(25,197)	(226,769)
Non-cash compensation expense	1,392,744	728,270
Non-cash service expense	123,374	983,571
Issuance of Series H Pref to employee	-	511,363
Change in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(153,746)	(381,553)
Prepaid expenses and other assets	50,129	(129,079)
Costs in excess of billings	4,839	-
Lease deposit	861	-
Accounts payable	759,479	(646,226)
Accrued expenses	(15,466)	(244,274)
Customer Deposits	296,429	(264,336)
NET CASH (USED IN) OPERATING ACTIVITIES - continued operations	(4,179,026)	(3,397,750)
NET CASH PROVIDED BY OPERATING ACTIVITIES - discontinued operations	-	73,614
NET CASH (USED IN) OPERATING ACTIVITIES	(4,179,026)	(3,324,136)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(23,209)	(75,265)
Proceeds from the sale of discontinued operations	25,197	226,769
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES	1,988	151,504

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of dividend	-	(408,805)
Proceeds of issuance of common stock, net	940,159	8,558,350
Proceeds (payments) on line of credit, net	-	(366,012)
Proceeds (payments) of preferred stock	-	(61,325)
Principal payments on debt, third party	-	(750,000)
Proceeds from PPP loan	-	780,680
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES	940,159	7,752,888

NET INCREASE / (DECREASE) IN CASH	(3,236,879)	4,580,256

CASH, BEGINNING OF PERIOD	3,431,455	10,538

CASH, END OF PERIOD	$194,576	$4,590,794